Exhibit 99.1

Contact Information:

At the Company:	Investor Relations:
Gregory S. Skinner	Matt Glover or Michael Koehler
Vice President Finance and CFO	(949) 574-3860
(650) 261-3677	LNDC@liolios.com

Landec Secures New Equipment and Real Property Loans

To Support Planned Capacity Expansion

MENLO PARK, Calif. – May 21, 2015 -- Landec Corporation (NASDAQ: LNDC), a leading developer and marketer of innovative and proprietary products for healthy living applications in the food and biomedical markets, has secured for Apio, Inc., Landec’s food subsidiary, a new equipment loan from Banc of America Leasing & Capital, LLC (“BofA”) and has replaced Apio’s current GE Capital equipment loan with a new equipment loan from GE Capital. In addition, Apio has entered into a new real property loan with GE Capital to expand its Hanover, PA facility to more than triple its current size by the end of calendar 2015.

The new equipment loan with BofA allows Apio to borrow up to $15.0 million for equipment purchases from October 1, 2014 through April 30, 2016. Borrowings under this loan will be used primarily to expand capacity at Apio’s Guadalupe, CA facility. Each borrowing under this loan has a five-year term with a seven-year amortization period. The first borrowing of approximately $4.0 million under this loan is expected to occur before the end of fiscal year 2015 and will have a fixed interest rate of 2.79%. The interest rate on all subsequent borrowings will be subject to changes in the LIBOR rate and the 2-1/2-year swap rate.

The new GE Capital equipment loan replaces the remaining amount available under Apio’s previous equipment loan with GE Capital entered into on July 17, 2014. The former equipment loan was for up to $25.0 million, of which the Company had borrowed $11.4 million. The new equipment loan is for approximately $14.7 million and will be used to fund equipment purchases from May 1, 2015 through June 30, 2017. Each borrowing under this loan will have a five-year term with a seven-year amortization period. Borrowings under this loan will have a fixed interest rate based on an index rate plus a five-year swap rate which currently results in a fixed interest rate of 2.98%. This new equipment loan will be used primarily to fund equipment additions for capacity expansion at Apio’s Hanover, PA and Bowling Green, OH facilities.

In addition, Apio entered into a new real property loan for approximately $7.7 million which will be used to expand Apio’s Hanover, PA facility from 19,000 square feet to approximately 63,000 square feet in order to meet expected increases in demand for Apio’s Salad Kit products and to relieve some of the capacity constraints in Apio’s Guadalupe, CA facility. Apio anticipates drawing on this loan in November or December of 2015. The loan will have a ten-year term with a twenty-year amortization period and a fixed interest rate based on an index rate plus a ten-year swap rate which currently results in a fixed interest rate of 4.19%.

Landec’s Chief Financial Officer, Greg Skinner, said, “We are very pleased to secure these additional loans with GE Capital and to add BofA as a new lender to Apio. These new commitments demonstrate support from our lenders for our planned expansion consistent with our five-year plan for growth and the recognition of Landec’s market leadership and progress. With these additional credit facilities, Apio’s borrowing capacity now exceeds $77 million available for future expansion of its operations.”

About Landec Corporation

Landec Corporation is a company that leverages its proprietary polymer technologies, application development and innovation capabilities to develop and commercialize new products in food and biomaterials markets. Landec's food subsidiary, Apio, has become the leader in US fresh-cut specialty packaged vegetables sold in North America based on combining Landec's proprietary food packaging technology and the strength of two major national brands, Eat Smart® and GreenLine®, with the capabilities of large scale processing and national distribution.  Lifecore Biomedical, a subsidiary of Landec, is a premium supplier of hyaluronan-based materials and medical products to ophthalmic, orthopedic and veterinary markets worldwide. In addition, Lifecore Biomedical provides specialized aseptic fill and finish services in a cGMP validated manufacturing facility for supplying commercial, clinical and pre-clinical products. Landec will also periodically work with market-leading companies to develop and commercialize differentiated polymer-based products under R&D and royalty agreements. For more information about the Company, visit Landec's website at www.landec.com.

Important Cautions Regarding Forward-Looking Statements

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially, including such factors among others, as the timing and expenses associated with operations, the ability to achieve acceptance of the Company's new products in the market place, weather conditions that can affect the supply and price of produce, the amount and timing of research and development funding and license fees from the Company's collaborative partners, the timing of regulatory approvals, the mix between domestic and international sales, and the risk factors listed in the Company’s Form 10-K for the fiscal year ended May 25, 2014 (See item 1A: Risk Factors) which may be updated in Part II, Item 1A Risk Factors in the Company’s Quarterly Reports on Form 10-Q. As a result of these and other factors, the Company expects to continue to experience significant fluctuations in quarterly operating results and there can be no assurance that the Company will remain consistently profitable. The Company undertakes no obligation to update or revise any forward-looking statements whether as a result of new developments or otherwise.